SALOMON BROTHERS GLOBAL PARTNERS INCOME FUND INC.

               ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

	FIRST:  The charter of SALOMON BROTHERS GLOBAL
PARTNERS INCOME FUND INC., a Maryland corporation (the
"Corporation"), is hereby amended by deleting existing ARTICLE
II in its entirety and substituting in lieu thereof a new
Article to read as follows:

                    ARTICLE II

                      NAME

		The name of the corporation (which is
hereinafter called the "Corporation") is:

"Western Asset Global Partners Income Fund Inc."

	SECOND: The amendment does not increase the authorized stock of the Corporation.

	THIRD: Pursuant to Section 2-605 (a) of the Maryland General Corporation Law, the amendment to the charter of the Corporation as hereinabove set forth has been duly approved by the Board of Directors of the Corporation as required by law.

	FOURTH: The foregoing amendment to the charter of the Corporation shall become effective at 9:00 a.m. on October 9, 2006.

	FIFTH: The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.




IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Assistant Secretary on this 19 day of September, 2006.

ATTEST:					SALOMON BROTHERS GLOBAL
                                        PARTNERS INCOME FUND INC.



________________________		By:__________________________
Robert M. Nelson,			R. Jay Gerken,
Assistant Secretary			Chairman and Chief
                                        Executive Officer